UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

DATE OF REPORT (Date of earliest event reported) March 14, 2008

TELLABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9692	36-3831568
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Tellabs Center, 1415 W. Diehl Road, Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 798-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2008, the Compensation Committee of the Board of Directors of Tellabs, Inc. granted to the Company’s Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents performance stock units (“PSUs”) under the Company’s 2004 Incentive Compensation Plan. The PSUs entitle the recipients to receive shares of the Company’s Common Stock commencing in March 2009, contingent upon the achievement of Company operating income and revenue-based targets for the 2008 fiscal year. Following achievement of these financial measures and subject to continued employment, one-third of such shares will be issued in annual installments in March 2009, March 2010 and March 2011.

In order for shares of the Company’s stock to vest under these PSUs, the Company’s operating income and revenue for 2008 must meet specified minimum target amounts. No stock will vest and the PSUs will be canceled and forfeited should the Company fail to meet such minimum amounts. The number of shares of stock vesting will vary depending on the target amounts achieved. At minimum target performance 1/2 share will be issued for each PSU granted and at maximum target performance two shares will be issued for each PSU granted, subject to the above described vesting schedule. Payment of a pro rated award may be made if employment terminates prior to such issuance due to death, disability or involuntarily for reasons other than cause (as defined in the award documentation).

A total of 245,000 PSUs were awarded to the following executive officers (the CEO and those individuals designated as named executive officers for 2007): Robert Pullen, Chief Executive Officer, 80,000; Timothy Wiggins, Chief Financial Officer, 50,000; Carl DeWilde, and Daniel Kelly, Executive Vice Presidents, 40,000 each; and James Sheehan, Executive Vice President, 35,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELLABS, INC.
(Registrant)

/s/ Thomas P. Minichiello
Thomas P. Minichiello
Vice President of Finance and Chief Accounting Officer
(Principal Accounting Officer and duly authorized officer)

March 20, 2008

(Date)